Exhibit 99.4

FOR IMMEDIATE RELEASE

etrials Worldwide Names M. Denis Connaghan as Chief Executive Officer

MORRISVILLE, N.C., Nov 12, 2008 (BUSINESS WIRE) -- etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced today that the board of directors has appointed M. Denis Connaghan as the company's president and chief executive officer. Mr. Connaghan replaces Chuck Piccirillo, etrials' vice president of technology, who has served as interim president and chief executive officer since July 10.

"Denis is a dynamic leader who brings a proven track record to lead etrials and build shareholder value. He is an accomplished team builder with a solid understanding of the intersection of healthcare and technology, the cornerstone of etrials' integrated suite of eClinical applications. The board is confident Denis has the right operational skill set and experience in serving customers and executing M&A transactions to create a scalable platform for profitable growth," said Robert Brill, chairman of the board of directors. "On behalf of the board, I want to thank Chuck for his stewardship and efforts over the past four months, and the senior management team and etrials' employees for their hard work and continued dedication to the company's business transformation efforts."

Mr. Piccirillo will resume his position as vice president of technology. "I am excited about having Denis join etrials. His extensive experience and leadership style will enable etrials to achieve the company's fullest potential in the growing eClinical marketplace," said Chuck Piccirillo.

Mr. Connaghan, 58, is a seasoned executive with over twenty-five years of leadership experience in the software and healthcare industries. Most recently he served as managing director within Marsh USA's Global Operations responsible for Global Operations and Global IT Program Management Offices. Prior to that, he was chief executive officer of P2PLink, a medical transaction business for workers' compensation owned by The Hartford Insurance and Marsh USA. Between 2003 and 2005, Mr. Connaghan was an executive consultant in the life sciences and healthcare IT industries, assessing the viability and market potential of healthcare-related technologies and businesses. He held senior executive positions at Misys Healthcare Systems, most recently as chief executive officer, Misys Transaction Services. He also served as chief executive officer and board member of Delphi Information Systems and chief operating officer and board member of Microware Systems Corporation, both NASDAQ-listed companies. A native of Australia, Mr. Connaghan holds an M.B.A. from the University of Chicago.

"It is an exciting time to join etrials as the company progresses with its extensive re-engineering plan," said Mr. Connaghan. "With its integrated product suite, superior technology and proven consultative sales and service delivery model, etrials offers compelling value to pharmaceutical and bio-tech companies burdened by the rising cost of getting new drugs to market and increased regulatory oversight. etrials is positioning itself to gain market share and scale the business in the growing eClinical market and I look forward to spearheading etrials' next stage of growth."

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4 000 Aerial Center Parkway , Morrisville , NC   27560   USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management - turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 70 countries; and has participated in 42 studies that resulted in 14 approved new drug applications and/or regulatory approvals. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future performance targets by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors:	Media:
Lippert/Heilshorn & Associates	etrials Worldwide, Inc.
Jody Burfening/Amy Gibbons	Chris Sakell
212-838-3777	919-653-3648
agibbons@lhai.com	Chris.Sakell@etrials.com

4 000 Aerial Center Parkway , Morrisville , NC   27560   USA
(919) 653-3400 (919) 653-3620 fax
etrials.com